EXHIBIT 10.19

2007 AMENDMENT TO EMPLOYMENT AGREEMENT

                    THIS 2007 AMENDMENT TO EMPLOYMENT AGREEMENT is made as of March 8, 2007 between MARY N. GEPHART ("Employee") and MANATRON, INC., a Michigan corporation maintaining its principal executive offices at 510 E. Milham Avenue, Portage, MI 49002 (the "Company").

RECITALS

                    The Company and Employee entered into an Employment Agreement dated July 17, 2002, as amended July 22, 2004 ("Employment Agreement"). The Employment Agreement is amended to better reflect the role of the Company's President and Board of Directors in regards to certain provisions of the Employment Agreement, and to also update certain information based on changes that have occurred since the date of the initial Agreement.

                    THEREFORE, in consideration of Employee's continued employment by the Company, the parties agree as follows:

          1.          The first two sentences of Section 2 (Position) are hereby amended to read "Employee agrees to serve Employer in the position of Vice President of Human Resources and Administration. Her duties are more fully described in her job description and list of objectives, which are contained in Employer's personnel files."

          2.          The last sentence of Section 2 (Position) is hereby amended to read "During the term of employment, Employee shall not engage in other employment or business opportunity, unless the employment or business opportunity is disclosed and approved by the President and Board of Directors of Employer in advance of the employment or business opportunity."

          3.          The third sentence of Section 4(a) (Salary) is hereby amended to read "At such time, Employee's salary shall be adjusted commensurately with Employee's position and as deemed appropriate by the Compensation Committee of the Board of Directors and as approved by the Board of Directors."

          4.          The address of Employer of Section 18 (Notice) is hereby amended to read:

                        Manatron, Inc.
                        Attention: Chief Executive Officer, President and Board of Directors
                        510 E. Milham Avenue
                        Portage, MI 49002

          5.          Except as above amended, the Employment Agreement is hereby ratified and confirmed.

                    IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the date first written above.

MANATRON, INC.

/s/ Paul R. Sylvester
Paul R. Sylvester
Chief Executive Officer and Co-Chairman

/s/ Mary N. Gephart
Mary N. Gephart

EMPLOYMENT AGREEMENT

                    THIS EMPLOYMENT AGREEMENT (the "Agreement"), effective July 22, 2004, is between MARY N. GEPHART ("Employee"), and MANATRON, INC., a Michigan corporation ("Employer").

                    The parties agree as follows:

          1.          Employment. Employer hereby employs Employee, and Employee hereby accepts this employment, on the terms and subject to the conditions set forth in this Agreement.

          2.          Position. Employee agrees to serve Employer in the position and with the job description as described on Exhibit A, or to serve Employer and its subsidiaries in such other executive or operational positions commensurate with Employee's experience and expertise as may be determined by Employer. Employee shall devote her full business time, energies, best efforts, skill and attention to the duties arising out of or incident to her position and responsibilities pursuant to this Agreement. During the term of employment, Employee shall not engage in other employment or business opportunity, unless the employment or business opportunity is disclosed to and approved by the Chief Executive Officer or Employer in advance of the employment or business opportunity.

          3.          Duration. Employment under this Agreement shall commence on the date set forth above and shall continue until terminated as provided in this Agreement.

          4.          Compensation. In consideration for her services, Employee shall receive the following compensation:

          (a)          Salary. Employer shall pay Employee a salary of $67,500 per year. Employee's salary shall be reviewed annually at a time consistent with Employer's standard executive compensation reviews. At such time, Employee's salary shall be adjusted commensurately with Employee's position and as deemed appropriate by the Chief Executive Officer. Unless Employee otherwise agrees in writing, Employee shall be given three months' notice by Employer of any salary reduction.

          (b)          Vacation. Employee shall receive vacation in accordance with Employer's vacation policies as in effect from time to time, prorated for any portion thereof.

          (c)          Automobile Expenses. If Employee is provided with an automobile or a car allowance for business purposes, it shall be provided in accordance with Employer's standard automobile use policies and practices.

          (d)          Benefits. Employee shall receive standard benefits offered to all employees as determined from time to time by Employer.

          (e)          Reimbursement of Expenses. Employer shall reimburse Employee for all reasonable proper travel and out-of-pocket expenses incurred by him in connection with the performance of her duties under this Agreement in accordance with Employer's policies for reimbursement.

          5.          Termination of Employment. This Agreement and Employee's employment pursuant to this Agreement may be terminated prior to the expiration of the stated term of this Agreement as follows:

          (a)          By Employee for Good Reason. Employee may terminate her employment at any time for Good Reason; provided that Employee notifies promptly Employer of any act or omission that she asserts to constitute Good Reason and Employer fails to take reasonable steps to cure such breach within 30 days. For purposes of this Agreement, "Good Reason" shall mean:

          i.  The assignment to Employee of any duties substantially inconsistent with Employee's present position or positions, duties, or responsibilities;

          ii.  A relocation of Employee to a location more than 50 miles from Employee's current location, except for required business travel; or

          iii.  A reduction in Employee's base salary, as may be increased from time to time pursuant to this Agreement, by more than 15% of such salary provided that if the financial condition of Employer warrant salary reductions for its executives, Employee's salary may be reduced proportionately with other key executives and such reduction shall not trigger this clause (iii).

If Employee duly terminates her employment for Good Reason, then Employee shall be entitled to Severance Pay as provided in and subject to Section 6 (Severance Pay).

          (b)          By Employee Without Good Reason. Employee may terminate her employment at will, with at least 30 days' prior written notification to Employer.

          (c)          By Employer Without Cause. Employer may terminate Employee's employment at will, with at least 30 days' prior written notification to Employee, but if Employer does so, Employee will be entitled to Severance Pay as provided in and subject to Section 6 (Severance Pay).

          (d)          By Employer For Cause. Employer may terminate this Agreement and Employee's employment at any time with Cause. For purposes of this Agreement, termination shall be considered to be for "Cause" if based upon (i) Employee's conviction of a crime involving moral turpitude or embezzlement or conviction of a felony; (ii) Employee's willful activities in competition with Employer or in aid of its competitors; (iii) Employee's breach of this Agreement or the willful and continued failure to substantially perform Employee's duties with Employer under this Agreement (other than any other such failure resulting from Disability), after a written demand is delivered to Employee that specifically identifies the manner in which Employer believes Employee has breached this Agreement or willfully failed to substantially perform her duties, and after Employee has failed to cure such breach or resume substantial performance of her duties on a continuous basis within 14 days of receiving such demand; or (iv) Employee willfully engaging in conduct in breach of this Agreement or that is demonstrably and materially injurious to Employer, monetarily or otherwise. For purposes of clauses (ii), (iii) and (iv) above, no act, or failure to act, on the Employee's part shall be deemed "willful" unless done, or omitted to be done, by the Employee in bad faith without reasonable belief that her action or omission was in the best interests of the Employer.

          (e)          Death. Employee's employment under this Agreement shall terminate in the event of Employee's death.

          (f)          Disability. Employer may terminate this Agreement for "Disability" if, as a result of Employee's incapacity due to physical or mental illness, she shall have been absent from her duties with Employer on a full-time basis for six consecutive months, and if she shall not have returned to the full time performance of her duties within 30 days after written notice after such six-month period.

Upon termination of Employee's employment under any provision of this Agreement, Employee shall not be entitled to any further compensation from Employer, except: (i) unpaid salary installments through the end of the week in which the employment terminates; (ii) any vested benefits accrued before the date the employment terminates under the terms of any written policy or benefit program; and (iii) any Severance Pay under Section 6 (Severance Pay) to which Employee is entitled pursuant to Section 5(a) (By Employee for Good Reason) or Section 5(c) (By Employer Without Cause).

          6.          Severance Pay. If Employer terminates Employee under Section 5(c) (By Employer Without Cause), or if Employee terminates employment under Section 5(a) (By Employee for Good Reason), Employer or its successor in interest shall continue payment of Employee's salary and benefits (to the extent permitted under the terms of Employer's benefit plans and subject to Employee's continuing payment of the normal employee contribution) for a period of one year ("Severance Pay"). Employee agrees that Employee's right to receive Severance Pay is conditioned on the execution and delivery by Employee of a binding general release (in such form as Employer may determine) of any and all claims against Employer and all of its affiliates, and their officers, directors, employees, agents and owners. If Employee becomes entitled to comparable heath coverage with a new employer, then Employer's obligation to provide benefits under this Section shall cease.

          7.          Non-Competition. During the term of this Agreement and while Employee receives Severance Pay, or if longer, for a period of 12 months following termination; Employee shall not, directly or indirectly:

          (a)          Engage, and shall have no investment, involvement or other connection whatsoever, direct or indirect, with any corporation, partnership, proprietorship, individual or other business entity that is engaged, in whole or in part, in any line of business that is the same as, similar to or directly or indirectly in competition with the business of Employer, or its successors and assigns, as it is now, or as it may during Employee's employment be, conducted in North America ("Competing Entity"); this provision shall not, however, restrict the right of Employee to own less than one percent (1%) of the issued and outstanding shares of capital stock in any company listed on a national or regional stock exchange, or whose stock is quoted on a NASDAQ market, regardless of the nature of the business.

          (b)          Be or become a shareholder, partner or other investor, or an officer, employee, consultant, adviser or director or an agent (whether independent or otherwise) for any Competing Entity; provided that this provision shall not, however, restrict the right of Employee to own less than one percent of the outstanding shares of capital stock in any company listed on a national or regional stock exchange, or whose stock is quoted on a NASDAQ market, regardless of the nature of the business.

          (c)          Solicit, either for himself or on behalf of any Competing Entity, any "active customer of Employer" where an "active customer of Employer" is a person or entity who or which is or has been a customer of Employer at any time during the term of Employee's employment or during the two years preceding Employee's termination of employment.

          (d)          Induce or attempt to influence any employee of Employer to terminate employment, except in her capacity as an officer of Employer.

Employee acknowledges that Employer has been conducting its business in North America, and that the restrictive covenants assumed by Employee pursuant to this Agreement are essential to the business of Employer and its goodwill.

          8.          Confidential Information. Employee agrees that all information regarding manufacturing technique, process, formula, development or experimental work, work in process, business, trade secret or any other secret or confidential matter relating to the products, sales or business at Employer, including, but not limited to, customer lists, sales records, financial statements, payroll records, ledgers, corporate records, account numbers, contact lists and other information of any nature whatsoever pertaining to the business of Employer are of a proprietary and confidential nature, owned by Employer, and that none of such information shall be disclosed, published or made use of for any purpose by Employee without the prior written consent of Employer.

          9.          Use of Trade Names. Employee shall not, directly or indirectly, be or become an investor, partner, shareholder, officer, employee, director, consultant, adviser or agent of, or have any other affiliation with or economic interest in, any corporation, partnership, proprietorship or other business that is competitive with Employer or its subsidiaries or has "ProVal," "Manatron," "ATEK," "Specialized Data Systems" or "Sabre" as any part of its name or trade name except for Employer or any companies or businesses affiliated with Employer; provided that this provision shall not restrict the right of Employee to own less than one percent of the issued and outstanding shares of capital stock in any company listed on a national or regional stock exchange, or whose stock is quoted on a NASDAQ Market, regardless of the nature of the business of such company.

          10.          Equitable Relief. Employee acknowledges and agrees that, in addition to Employer's right to damages and other relief, Employer shall also receive a temporary restraining order, preliminary injunction, and permanent injunction, to prohibit the breach or possible breach of any covenant in Section 7 (Non-Competition), Section 8 (Confidential Information), or Section 9 (Use of Trade Names). Employee consents to the entry of a temporary restraining order, preliminary injunction and permanent injunction, waives prior notice of entry of a temporary restraining order, and waives any claim or defense that Employer has an adequate remedy at law, or that Employer must first seek relief under the arbitration provisions of this Agreement.

          11.          Ideas, Concepts, and Inventions. Unless otherwise agreed in writing by Employer and Employee, business ideas and concepts and inventions, improvements, and developments relating to the type of software products or services of Employer or to products or services which Employer advises Employee that Employer is considering developing, that are made or conceived by Employee, either solely or in collaboration with others, during her employment, whether or not during working hours, shall become and remain the exclusive property of Employer.

          12.          Special Tax Provision. If any payment or payments to be made to Employee by Employer following the termination of Employee, whether such payments are to be made under this Agreement or otherwise, would result in Employee incurring any excess parachute payment excise tax under Internal Revenue Code Sections 280G and 4999, then those payments that are to be made to Employee under this Agreement and that constitute "parachute payments" (as that term is defined under Section 280G) will be reduced to the extent necessary to eliminate any "excess parachute payments" (as that term is defined under Section 280G) to Employee. If such reductions are to be made, Employee will determine which payments will be reduced.

          13.          Entire Agreement. This Agreement constitutes the entire agreement among the parties as to Employee's employment. All prior discussions, compensation understandings, negotiations and agreements notwithstanding, this Agreement constitutes the parties' sole source of rights and duties with respect to Employee's employment. This Agreement may not be changed orally, but only by agreement in writing expressly identifying itself as an amendment to this Agreement and signed by Employee and Employer. Exhibit A shall be considered part of this Agreement.

          14.          Agreement Binding on Successors. This Agreement shall be binding upon Employer and its successors and assigns. The rights and duties of Employee are personal to him and shall not be subject to transfer, delegation, or assignment by Employee.

          15.          Amendment and Waiver. This Agreement has been authorized by Employer's Board of Directors. No employee or officer of Employer has authority to offer employment other than employment terminable at will, or to limit Employer's ability to terminate employment at will in any way; employment on any other terms may only be authorized by a written resolution of the Board of Directors. No waiver by either party at any time of any breach by the other party or compliance with any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or condition at the time or any time prior or subsequent time.

          16.          Severability. Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held by a court of competent jurisdiction to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or terms or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Agreement are held by a court of competent jurisdiction to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding, and enforceable against Employee. The rights and remedies under this Agreement are cumulative and not alternative.

          17.          Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Michigan, without regard to conflict of law principles.

          18.          Notice. All notices, request, demands, consents, waivers, instructions, approvals and the communications hereunder shall be in writing and shall be deemed to have been given if personally delivered to or mailed as follows:

If to Employer:	If to Employee:

Manatron, Inc.	Mary N. Gephart
Attention: Chief Executive Officer	____________________
510 E. Milham Avenue	____________________
Portage, MI 49002

          19.          Arbitration. Subject to Section 10 (Equitable Relief), any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Kalamazoo, Michigan, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. Employer will reimburse Employee for all reasonable attorneys' fees incurred by Employee as a result of any arbitration with regard to any issue under this Agreement (or any judicial proceeding to compel or to enforce such arbitration) that is initiated by (a) Employee if Employer is found in such proceeding to have violated this Agreement substantially as alleged by Employee; or (b) Employer, unless Employee is found in such proceeding to have violated this Agreement substantially as alleged by Employer.

                    IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement as of the date first written above.

/s/ Mary N. Gephart
MARY N. GEPHART

MANATRON, INC.

By	/s/ Paul R. Sylvester
Paul R. Sylvester
Its Chief Executive Officer and President

EXHIBIT A

Position:	Vice President of Human Resources and Administration

Job Description:

Directs and coordinates Human Resources activities, such as employment, compensation, employee relations, benefits, training, and employee services.